Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-164034 on Form S-8 of our reports dated April 26, 2011, relating to the financial statements of China Real Estate Information Corporation and the effectiveness of China Real Estate Information Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Real Estate Information Corporation for the year ended December 31, 2010.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
April 26, 2011